Exhibit 19(b)

                               POWER OF ATTORNEY

     I, the undersigned member of the Board of Trustees of Phoenix Duff & Phelps Institutional Mutual Funds, hereby constitute and appoint Philip R. McLoughlin and Thomas N. Steenburg, or either of them as my true and lawful attorneys and agents with full power to sign for me in the capacity indicated below, any or all Registration Statements or amendments thereto filed with the Securities and Exchange Commission under the Securities Act of 1933 and/or the Investment Company Act of 1940 relating to Phoenix Duff & Phelps Institutional Mutual Funds, and hereby ratify and confirm my signature as it may be signed by said attorneys and agents.

     WITNESS my hand and seal on the date set forth below.


November 20, 1996                    /s/ Eileen A. Moran
                                     ----------------------------
Trustee